UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under § 240.14a-12

NATIONAL HEALTH INVESTORS, INC.
(Name of Registrant as Specified In Its Charter)

LAND & BUILDINGS CAPITAL GROWTH FUND, LP LAND & BUILDINGS GP LP L&B GP LLC L&B OPPORTUNITY FUND, LLC LAND & BUILDINGS INVESTMENT MANAGEMENT, LLC JONATHAN LITT JAMES HOFFMANN A. ADAM TROSO
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Land & Buildings Investment Management, LLC (“Land & Buildings Investment Management”), together with the other participants in its solicitation (collectively, “Land & Buildings”), intends to file a preliminary proxy statement and accompanying universal proxy card with the U.S. Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees and the approval of a non-binding business proposal at the 2025 annual meeting of stockholders (the “Annual Meeting”) of National Health Investors, Inc., a Maryland corporation (the “Company”).

Item 1: On February 19, 2025, Land & Buildings issued the following press release:

Land & Buildings Nominates Two Independent Candidates – Jim Hoffmann and Adam Troso – for Board of National Health Investors

Believes That Incremental Changes Since Last Annual Meeting Are Insufficient to Address the Poor Corporate Governance and Concerning Conflicts of Interest Threatening to Prevent NHI From Reaching its Full Value Potential

Highlights the Urgent Need for NHI to Have Truly Independent Directors With the Right Expertise in the Boardroom Given Ongoing Lease Renewal Negotiations With Major Tenant National Healthcare Corp (NHC)

Details Concerns That NHC Lease Negotiations Will Not Reflect Market Value Given Board Member Conflicts; Lease Likely Has 75% Upside Based on Strong Coverage and Precedent Transactions and Could Boost Earnings 13% Or More

Believes NHI Shares Have 50% Upside Over the Next Year Given Undervaluation, the Potential for Multiple Years of Double-Digit Earnings Growth, and an Over 5% Dividend Yield

Stamford, CT (February 19, 2025) – Today, Land & Buildings Investment Management, LLC (together with its affiliates, “Land & Buildings”), a significant shareholder of National Health Investors, Inc. (NYSE: NHI) (“NHI” or the “Company”), announced that it has nominated two experienced and independent candidates for election to the NHI Board of Directors (the “Board”) at the upcoming 2025 Annual Meeting of Stockholders (the “2025 Annual Meeting”).

Land & Buildings’ highly qualified nominees are:

•	James “Jim” Hoffmann, a real estate investment expert with nearly 40 years of experience evaluating strategy, value and governance issues in the REIT sector. Jim has held numerous leadership positions throughout his career, including as a Partner and Senior Vice President of Wellington Management Company LLP where he also served as Global Industry Analyst and REIT Portfolio Manager. He has been a director on multiple public and private company boards. If he is elected, Jim would bring decades of experience assessing and implementing value-maximizing strategies and enhancing corporate governance in the REIT sector.

•	A. Adam Troso, a former investment banker who has spent nearly his entire multi-decade career focused on real estate capital markets transactions, including at Greenhill & Co. Inc. and JP Morgan Securities LLC. Currently, Adam is the CEO and Founder of Next Century Self Storage, a real estate investment firm specializing in the acquisition and strategic transformation of self-storage facilities. If elected, he would bring expertise from more than 25 years in the world of real estate finance and operations – including having negotiated hundreds of transactions, leases and contracts.

Land & Buildings stated:

“Last year, Land & Buildings spotlighted the numerous corporate governance issues, interlocking relationships and excessive director tenure that plagued the NHI Board. Specifically, we noted our concerns around the myriad conflicts of interests and interconnections between the members of the NHI Board and National HealthCare Corporation (“NHC”) – one of NHI’s largest tenants that is currently the focus of master lease renewal negotiations. It is critical that these negotiations are conducted objectively by truly independent directors with no ties to NHC in order for NHI to maximize value for shareholders.

It seems clear that our fellow shareholders shared our misgivings about the governance and performance of NHI: even though Land & Buildings did not run a formal withhold campaign or solicit proxies, more than 33% of investors voted against Charlotte Swafford and more than 38% voted against Robert Webb, the two directors we targeted at last year’s Annual Meeting of Shareholders.

Since last year’s Annual Meeting, the Board has apparently taken a number of reactive actions intended to demonstrate a newfound focus on shareholder concerns. We believe these have been too little, too late and fall well short of what is needed to fix the broken governance at the Company and to ensure that value is maximized for the benefit of all NHI shareholders. Most notably, Chairman Andy Adams’ resignation from the Board is an insufficient step toward a better NHI and a truly independent Board. The continued presence of Robert Adams, Jimmy Jobe and Charlotte Swafford on the Board is deeply concerning, as the NHC master lease renewal negotiation is underway. We believe the combination of long tenure, personal relationships among these directors, their prior employment at NHC and/or significant holdings of NHC, make all three directors conflicted and unsuitable for continued service on the Board.

Further, we believe the Company’s attempt at placating shareholders by agreeing to put a proposal to declassify the Board up for vote at the 2025 Annual Meeting is a half measure. We expect that NHI will seek to implement this change as a multi-year de-stagger, instead of doing the right thing for shareholders by providing for an accelerated declassification of the Board. For this reason, we have also submitted a non-binding business proposal for consideration by NHI stockholders at the 2025 Annual Meeting requesting the Board to take all necessary steps to declassify the Board so that all directors are elected on an annual basis commencing at the Company’s 2026 Annual Meeting, consistent with best-in-class governance practices. The Company also decided in November to not enact term limits or a retirement age,1 following a promise last year to explore such pro-shareholder proposals. The fact pattern is clear to us: NHI’s Board is focused on doing the bare minimum to appear responsive to shareholders’ interests, not on making meaningful governance improvements that will enhance value and promote accountability.

1 https://s204.q4cdn.com/823025052/files/doc_governance/2024/Nov/15/NHI-Corporate-Governance-Guidelines-November-2024-587d97.pdf

All of these issues tie back to the urgency for change given the ongoing NHC lease negotiations. In our view, this represents the single greatest source of upside for NHI cash flows and shareholder value. Based on a recent precedent transaction and lease signing by healthcare peer CareTrust REIT ("CareTrust" or "CTRE") for similar skilled nursing assets with substantial geographic overlap, as well as the strong EBITDAR coverage we estimate to be well over 2x at the facility-level, we see potentially 75% or more upside to the current rent NHC is paying NHI, equating to approximately $0.60/share or about 13% upside to Company FFO/share.2

Further driving our sense of urgency, we believe the Company has an extraordinary opportunity today to drive substantial earnings accretion through acquisitions. With an effective cost of capital and a lack of private competition to buy senior housing assets, NHI has a window to create meaningful shareholder value through external growth. We forecast the Company may acquire upwards of $1 billion of senior housing properties over the next 12 – 24 months, increasing earnings power (FFO/share) by nearly 10%. We are excited about this opportunity but deeply concerned by the lack of real estate and capital markets expertise on the Board to properly evaluate such large scale of transactions.

At just 14x consensus AFFO, NHI trades at a steep discount to other majority senior housing focused REITs, a reflection we believe of the lack of confidence investors have in the Board and governance at the Company.3 Given the potential for a substantial re-rating, multiple years of double-digit annual earnings growth, and the more than 5% dividend yield, we see 50% upside to shares over the next year.4

While we tried to work constructively and privately with NHI for months, the Board remains unresponsive to our private letters and given our lack of progress we felt that we had no choice but to take action. This is why we have nominated Jim Hoffmann and Adam Troso for election to the Board. Together, we believe they would bring the precise set of skills and true independence that NHI urgently needs in its boardroom.

To make way for these new directors, we plan to recommend that shareholders vote against Robert Adams and Jimmy Jobe at the 2025 Annual Meeting. Shareholders should consider the following:

•	Robert Adams was CEO of NHC from 2004 to 2016 and remains Chairman of NHC (a position he has held since 2009). All told, Robert Adams has been at NHC for 51 years, including 32 years on the Board. His presence on the NHI board during critical NHC lease negotiations is highly problematic, particularly considering the presence of other NHI directors with close ties to him.
o	Mr. Adams also owns approximately $47M of NHC stock, more than his ownership of NHI stock.
o	He was appointed to the Board in 2020 along with Charlotte Swafford, a long time NHC employee, clearly illustrating NHI’s apparent disinterest in looking outside its inner circle for Board members – instead choosing to rely on friends and colleagues from Murfreesboro, TN with connections to a recurring set of individuals and institutions (notably including Middle Tennessee State University).
o	His brother Andrew Adams was Chair of NHI from 1991 to 2024 and was CEO of NHC until 2004.

2 NHI filings, NHC filings, Land & Buildings estimates

3 Bloomberg, Citi

4 Bloomberg, NHI filings, Land & Buildings estimates

•	James “Jimmy” Jobe has served on the Board of NHI for 12 years and was previously on the Board of the predecessor to NHC.
o	He is a local tax accountant in Murfreesboro, TN – with a specific focus on healthcare facilities and wealthy individuals.
▪	There has been no disclosure from NHI or NHC about the companies, individuals at these companies, or other related parties working with Mr. Jobe or Mr. Jobe’s firm – we strongly demand full transparency regarding any additional such relationships.
o	Mr. Jobe served on the Board of NHR (National Healthcare Realty), the predecessor to NHC, during which time he would have overlapped with Mr. Adams.

We look forward to engaging with our fellow shareholders in the near future.”

Full Biographies of Nominees

James Hoffmann, age 63, currently serves on the Advisory Board of Peaceable Street Capital, a specialty finance platform, since September 2020. Mr. Hoffmann is a former Partner and Senior Vice President of Wellington Management Company LLP, an investment management firm, where he also served as Global Industry Analyst and REIT Portfolio Manager, as well as on numerous internal management oversight committees for over 25 years. Prior to that, he served as an analyst and member of the research team covering REITs at Everen Securities, Inc., a nationwide brokerage firm and as a Vice President and Analyst at LaSalle Street Capital Management LLC, an investment advisory firm. Mr. Hoffmann also previously served as the Senior Investment Officer for Real Estate for the Washington State Investment Board, an agency which manages the state’s retirement and public funds. Earlier in his career, Mr. Hoffmann spent five years as Vice President of Eastdil Realty, Inc., a real estate investment banking company, after serving as an analyst at National Investment Services of America. Mr. Hoffmann previously served as a member of the boards of directors of HCP, Inc. (formerly NYSE: HCP) (n/k/a Healthpeak Properties, Inc. (NYSE: DOC)), a real estate investment trust, and New York REIT, Inc. (formerly NYSE: NYRT), a real estate investment trust. He also served as member of the board of trustees of First Potomac Realty Trust (formerly NYSE: FPO), and a member of the board of representatives of the International Market Centers, L.P., a private REIT, for two years until its acquisition by affiliates of Blackstone in 2017. Mr. Hoffmann is currently the Managing Partner of Hopville Farms LLC, a family-owned farming and agriculture company, which he founded in 2012.

Mr. Hoffmann received an M.S. in Real Estate Appraisal & Investment Analysis, and a B.S. in Economics, from the University of Wisconsin, Madison.

A. Adam Troso, age 52, has served as the Chief Executive Officer and Founder of Next Century Self Storage, a real estate investment firm specializing in the acquisition and strategic transformation of self-storage facilities, since February 2023. Previously, Mr. Troso served as Managing Director and Head of Real Estate Corporate Advisory for North America at Greenhill & Co. Inc. (formerly NYSE: GHL), an investment banking advisory firm for over four years. Prior to that, he held various positions at JPMorgan Securities LLC (“JPMorgan”), a U.S. brokerage and the principal non-bank subsidiary of JPMorgan Chase & Co. (NYSE: JPM), serving most recently as a Managing Director in the Real Estate Investment Banking group until 2018, after having initially joined JPMorgan in 2006. Prior to JPMorgan, Mr. Troso spent two years as Vice President in the Real Estate, Gaming, and Lodging Investment Banking group at Bear, Stearns & Co. Inc. (formerly NYSE: BSC), an investment bank, securities trading and brokerage firm. Mr. Troso also previously held various executive positions, including Vice President of a division of the real-estate lending group of ING (n/k/a ING Groep N.V. (NYSE: ING)). Earlier in his career, Mr. Troso was an Associate at PaineWebber Real Estate Securities, Inc., an American investment bank and stock brokerage firm and division of PaineWebber Group Inc. (formerly, NYSE: PWJ), and a Senior Accountant at Price Waterhouse LLP, a public accounting firm (n/k/a PricewaterhouseCoopers LLP).

Mr. Troso earned a B.S. in Business Administration and Management from Boston University and an M.B.A. in Finance from Columbia Business School.

***

Disclaimer

The views expressed are those of Land & Buildings as of the date referenced and are subject to change at any time based on market or other conditions. These views are not intended to be a forecast of future events or a guarantee of future results. These views may not be relied upon as investment advice. The information provided in this material should not be considered a recommendation to buy or sell any of the securities mentioned. It should not be assumed that investments in such securities have been or will be profitable.

Media Contact

Longacre Square Partners
Dan Zacchei / Miller Winston
dzacchei@longacresquare.com / mwinston@longacresquare.com

Investor Contact

Saratoga Proxy Consulting
John Ferguson
(212) 257-1311

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Land & Buildings Investment Management, LLC (“L&B Management”), together with the other participants named herein (collectively, “Land & Buildings”), intends to file a preliminary proxy statement and accompanying universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of its slate of director nominees and the approval of a non-binding business proposal at the 2025 annual meeting of stockholders of National Health Investors, Inc., a Maryland corporation (the “Company”).

LAND & BUILDINGS STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Land & Buildings Capital Growth Fund, LP (“L&B Capital”), L&B GP LP (“L&B GP”), L&B GP LLC, L&B Opportunity Fund, LLC (“L&B Opportunity”), L&B Management, Jonathan Litt, James Hoffmann and A. Adam Troso.

As of the date hereof, L&B Capital directly owns 90,614 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”). L&B GP, as the general partner of L&B Capital, may be deemed to beneficially own the 90,614 shares of Common Stock owned by L&B Capital. L&B GP LLC, as the general partner of L&B GP, may be deemed to beneficially own the 90,614 shares of Common Stock owned by L&B Capital. As of the date hereof, L&B Opportunity directly owns 30,446 shares of Common Stock. As of the date hereof, 465,886 shares of Common Stock were held in a certain account managed by L&B Management (the “Managed Account”). L&B Management, as the investment manager of each of L&B Capital and L&B Opportunity, and as the investment advisor of the Managed Account, may be deemed to beneficially own the 586,946 shares of Common Stock directly owned by L&B Capital and L&B Opportunity and held in the Managed Account. Mr. Litt, as the Managing Principal of L&B Management, may be deemed to beneficially own the 586,946 shares of Common Stock directly owned by L&B Capital and L&B Opportunity and held in the Managed Account. As of the date hereof, Mr. Hoffmann directly owns 7,500 shares of Common Stock. As of the date hereof, Mr. Troso does not own any shares of Common Stock.

Item 2: On February 19, 2025, Land & Buildings posted the following material to LinkedIn and X (formerly known as Twitter):